Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

NCS Multistage Holdings, Inc., a Delaware corporation (“Company” and, together with any direct or indirect Subsidiaries of the Company, the “Company Group”), and Wade Bitter (the “Employee”) enter into this Amended and Restated Employment Agreement (this “Agreement”) dated as of February 1, 2017 (the “Effective Date”).

Recitals:

A. Employee is employed by NCS Multistage, LLC, a Subsidiary of the Company, pursuant to that certain Employment Agreement, dated December 31, 2015, by and between Employee and NCS Multistage, LLC (the “Prior Agreement”).

B. The Company and the Employee wish to amend and restate the Prior Agreement.

C. The Company desires to continue to employ the Employee.

D. The Employee accepts such continuing employment with the Company, on the terms and conditions herein.

E. The Company and the Employee desire that this Agreement shall supersede and replace the Prior Agreement in all respects, effective as of the Effective Date.

F. The Employee is and will continue to be a key employee of the Company, with significant access to information concerning the Company and the Business.

G. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, FOR VALUE, including the offer by the Company of a new, extended employment term and new employment contract for the Employee, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms will have the following meanings.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board” means the Company’s Board of Directors.

“Business” means the business of developing, manufacturing, selling, marketing, servicing and licensing fracturing completions technology.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks located in New York, New York generally are closed.

“Cause” means: (1) a breach of the Employee’s covenants under this Agreement or any other agreements between the Employee and the Company and, if susceptible to cure, such breach shall not have been cured within thirty (30) days after written notice to the Employee; provided, that, without limitation, a breach of any of the Employee’s covenants contained in Sections 3, 4 or 5 of this Agreement shall not be subject to cure; (2) the conviction (or plea of no content/nolo contendere) of the Employee of a felony or a crime involving moral turpitude, or commission of any act or omission involving dishonesty or fraud with respect to the Company or any act by the Employee (or any omission by Employee within the scope of his employment duties) causing material harm to the standing or reputation of the Company or any of its Subsidiaries; (3) any act by the Employee (or any omission by the Employee within the scope of this employment duties) that causes the Company to violate a local, state, federal, tribal or any other applicable statute, regulation or law of any jurisdiction (including foreign jurisdictions) causing substantial or material harm to the Company; (4) the Employee’s negligence or willful misconduct in the conduct or management of the Company, subject to the Employee’s right to cure any negligence within thirty (30) days after written notice, to the extent susceptible to cure; (5) the Employee’s misappropriation of the Company’s assets (of any significance) or business opportunities; (6) the Employee’s failure to comply with the reasonable and lawful directives of the Board, subject to the Employee’s right to cure within thirty (30) days after written notice, to the extent susceptible to cure; (7) the Employee’s misrepresentation to the Board of, or willful failure to disclose to the Board, information material to the Company, its business or its operations; or (8) the use of illegal drugs, or the use of legal drugs or alcohol in any manner that adversely in any material respect affects the Employee’s ability to perform the Employee’s duties under this Agreement, except that, if the Employee has a disability under applicable law, the Company will provide reasonable accommodation of such disability, to the extent required by applicable law.

“Disability” means the inability, due to illness, accident, injury, physical or mental incapacity or other condition, of the Employee to carry out effectively the Employee’s duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days (whether or not consecutive) during any twelve-month period, provided that any days of paid vacation used by Employee in accordance with the Company’s paid time off policy will not be included in either calculation. If the parties are unable to agree as to whether the Employee is suffering a disability, the Employee shall submit to a physical examination by a licensed physician who is selected by the Board (such examination shall take place within thirty (30) miles of the Company’s office which the Employee regularly reports to unless the Company agrees to reimburse Employee for his out-of-pocket travel costs to attend any examination outside of such thirty (30) mile radius), the cost of such examination to be shared equally by the Company and the Employee, and the determination of such physician shall be determinative. Employee shall be deemed to be suffering a disability if Employee refuses to submit to such physical examination.

“Good Reason Event” means a material breach of this Agreement by the Company and such breach shall not have been cured within thirty (30) days after written notice of such breach that is given by the Employee to the Board no later than thirty (30) days after the initial existence of the breach.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any non-individual Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation or a limited liability company, a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

2. Employment.

(a) Employment. The Company agrees to employ the Employee, and the Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period set forth in Section 2(d) (the “Employment Period”).

(b) Position and Duties.

(i) Position. The Employee shall serve as the Chief Accounting Officer of the Company, under the supervision and direction of the Chief Financial Officer of the Company (the “CFO”), the Board and any person or persons to whom the Board or the CFO delegates such responsibility.

(ii) Reporting Structure. The Employee shall report directly to the CFO or as directed by the CFO.

(iii) Responsibilities. The Employee shall perform such duties as are customarily performed by a person serving in a comparable position to that in which the Employee is serving of a company of a similar size as the Company and shall have such power and authority as shall reasonably be required to enable the Employee to perform duties under this Agreement, subject to any restrictions that may be imposed upon the Employee’s authority by the CFO or the Board. The Employee agrees to devote all of the Employee’s business time (i.e., generally Monday through Friday during regular business hours), attention and service to the diligent, faithful and competent discharge of such duties for the successful operation of the Business of the Company Group. The Employee shall not be required to relocate his principal place of conducting business for the Company. The CFO or the Board may alter the Employee’s Title, duties and reporting structure as they deem necessary or advisable.

(c) Base Salary and Benefits.

(i) Base Salary. As of January 1, 2017, the Employee’s base salary will be $279,740.16 (the “Base Salary”). Base Salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding, payroll and other taxes and deductions. The Employee’s performance shall be reviewed annually during the Company’s first fiscal quarter of each fiscal year and the Employee’s Base Salary shall be subject to increase but not decrease in connection with such review.

(ii) Vacation. The Employee shall be entitled to vacation in accordance with the Company’s vacation policy in effect from time to time during the term of this Agreement, but not less than five (5) weeks vacation per annum. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Company’s policies. Vacation days and holidays during any fiscal year that are not used by the Employee during such fiscal year may not be used in any subsequent fiscal year.

(iii) Benefits. In addition to the Base Salary, during the term of Employee’s employment with the Company (or as otherwise set forth in Sections 2(d)(i)(A)-(B)) the Employee also will be entitled to participate, in accordance with their provisions, as those provisions may be periodically amended or replaced, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its executives generally or, in the Board’s sole and absolute discretion, to its management employees generally (the “Benefits”).

(iv) Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in the course of performing the Employee’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the requirements of the Company with respect to reporting and documentation of such expenses.

(v) Discretionary Bonuses. The Employee shall be eligible to receive an annual bonus for each year during the Employment Period, as the Board may determine, which shall be paid in accordance with the Company’s customary practices (the “Bonus”). The Board shall implement a bonus program in which the Employee shall be eligible to participate.

(d) Term. The Employment Period shall have an initial term of three years from December 31, 2015 and shall automatically be renewed at the end of such period, and at the end of each three-year period thereafter, for an additional period of three years, unless at least sixty days prior to the end of any such three-year period, either the Employee or the Company gives written notice to the other to elect not to renew the Employment Period for an additional three years (the “Expiration Date”), subject to earlier termination (w) by reason of the Employee’s death or Disability, (x) by resolution of the Board, with or without Cause, (y) upon the Employee’s voluntary resignation with or without a Good Reason Event, or (z) upon the sale of substantially all the assets of the Company or the sale of more than fifty percent of the equity interests of the Company. Non-renewal of this Agreement by the Company shall not be a termination under Section 2(d)(i).

(i) If the Employment Period is terminated before the Expiration Date:

(A) by the Company (other than for Cause) or as a result of the Employee’s voluntary resignation within 30 days following a Good Reason Event, the Employee shall be entitled to receive: (1) all previously earned and accrued but unpaid Base Salary up to the date of such termination; (2) all previously earned but unpaid bonus(es) for the fiscal period prior to the fiscal period when such termination occurs; (3) except as otherwise provided in Section 5(a), the Base Salary continuation for the twelve-month period following the date of termination; and (4) Benefits for which Employee is eligible through the end of the twelve-month period following the date of termination, provided that the continuation of group health plan benefits shall be in accordance with the provision of Section 4980B of the Internal Revenue Code of 1986, as amended or other similar state law (“COBRA”) although the Company shall pay the difference between the cost of such benefits under COBRA and the amount the Employee would have paid had he remained employed; or

(B) as a result of the Employee’s death, the Employee’s Disability, the Employee’s voluntary resignation other than within 30 days following a Good Reason Event, by resolution of the Board for Cause or upon the sale of substantially all the assets of the Company or the sale of more than fifty percent of the equity interests of the Company, the Employee shall be entitled to receive: (1) all previously earned and accrued but unpaid Base Salary up to the date of such termination; and (2) Benefits through the date of termination; but, other than as set forth above in this subsection (B), the Employee shall not be entitled to any further Base Salary for the period following such termination or any future year, or to any other severance compensation of any kind.

(ii) Following the termination of the Employment Period:

(A) the Employee agrees that: (1) the Employee shall be entitled to the payments and services provided for in Sections 2(d)(i)(A)-(B), if any, if and only if Employee or, in the case of Section 2(d)(i)(B), his estate, has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached to this Agreement and the General Release has become effective, and only so long as Employee has not revoked or breached the provisions of the General Release and Employee has not breached, as of the date of termination of the Employment Period, the provisions of Sections 3, 4 and 5 of this Agreement and does not breach such General Release, such sections or such covenants at any time during the period for which such payments or services are to be made and (2) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during any such period; provided that, the provisions of this Section 2(d)(ii) shall not apply with respect to the obligation of the Company to pay the Employee or his estate all previously earned and accrued but unpaid Base Salary up to the date of the Employee’s termination; and

(B) any payments pursuant to Section 2(d)(i)(A)(1) or (B)(1) shall be paid by the Company in a single lump sum within 30 days following the termination of the employment period or sooner if required by applicable law, and any payments pursuant to Section 2(d)(i)(A)(2) shall be paid by the Company in equal installments beginning with the first payroll date next following the fortieth (40th) day following the termination of the Employment Period, in each case in accordance with the Company’s general payroll practices and shall be subject to customary withholding, payroll and other taxes, and following such payments, the Company shall have no further obligation to the Employee pursuant to this Section 2(d).

(iii) The Employee hereby agrees that except as expressly provided in this Agreement, no severance compensation of any kind, nature or amount shall be payable to the Employee and except as expressly provided in this Agreement, the Employee hereby irrevocably waives any claim for severance compensation.

(iv) Except as provided in Sections 2(d)(i)(A)-(B) above, all of the Employee’s rights to Benefits under this Agreement (if any) shall cease upon the termination of the Employment Period.

(v) In order to be entitled to payment, if any, pursuant to Sections 2(d)(i)(A)-(B), the Employee has no obligation to seek or obtain other engagements or employment to mitigate any damages to which the Employee may be entitled by reason of any termination of this Agreement pursuant to Sections 2(d)(i)(A)-(B).

(e) Key Man Life Insurance. The Company may, at its option, apply for and obtain and maintain a key man life insurance policy in the name of the Employee, the beneficiary of which shall be the Company. The Employee shall submit to physical examinations and answer reasonable questions as may be required in connection with the application and, if obtained, the maintenance of, such insurance policy.

(f) Continuing Benefits. Termination pursuant to this Agreement shall not modify or affect in any way whatsoever any vested right of the Employee to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Employee.

3. Confidential Information.

(a) During this Agreement, the Company may provide Employee with access to Confidential Information (as defined below). The Employee acknowledges that the information, observations and data obtained, generated or created by the Employee while employed by the Company, its Subsidiaries or predecessors or all of them, concerning the business or affairs of the Company, its Subsidiaries or predecessors or all of them, including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, suppliers, sources of supply and customer lists (“Confidential Information”), are the property of the Company. Therefore, the Employee agrees that, except as required by law or court order, the Employee shall not disclose to any unauthorized Person or use for the Employee’s own account or for the account of any other Person (other than the Company and its Affiliates) any Confidential Information without the prior written consent of the Board. The Employee shall deliver to the Company at the termination of the Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company, its Subsidiaries or predecessors or all of them, that the Employee may then possess or have under the Employee’s control. In the event that the Employee is compelled by law to disclose any Confidential Information or the fact that Confidential Information has been made available to him by the Company, the Employee agrees that he will provide the Company with prompt written notice of such request, to the extent such notice can be given and is permitted by law, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If a protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, the Employee agrees that he will furnish only that portion of Confidential Information and other information that is legally required.

(b) Third Party Information. The Employee understands that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions in Section 3(a), Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than authorized personnel and consultants to the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized in writing by the Board.

(c) Employee acknowledges that Employee has been notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(d) Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit the Employee from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities

Exchange Act of 1934, (iv) prevent or prohibit the Employee from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit the Employee from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

4. Inventions and Patents. The Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s, its predecessors’ or both of their actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company, its predecessors or both (“Work Product”) belong to the Company and are “works for hire”. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee agrees, and is hereby notified, that the provisions of this Section 4 shall not apply to any Work Product for which the Employee did not use any equipment, supplies, facility, or trade secret of the Company, was developed entirely on the Employee’s own time and (y) which does not relate: (i) directly to the Company’s business; or (ii) to the Company’s actual or demonstrably anticipated research or development; or (z) which does not result from any work performed by Employee for the Company.

5. Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition. The Employee agrees that during the Restricted Period, the Employee will not, within or with respect to the geographical area of the United States, Canada, and any of the other states, provinces or territories within the United States or Canada and any other country, territory, province or state in which the Company operates (including by contracting with customers or suppliers) or could reasonably be anticipated to operate during the Restricted Period (the “Restricted Area”), except in the furtherance of the Company’s Business directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit the Employee’s name to be used by, provide services for, or in any manner engage in (x) any business (including by the Employee or in association with any Person) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service in or into the Restricted Area that may be used as a substitute for or otherwise competes with either the Company’s Business or any product or service of the Company carried out during the period commencing two years prior to the date hereof and ending on the date of termination of the Restricted Period or contemplated during such period to be carried out by the Company or any of its Subsidiaries, (y) any business (including by the Employee or in association with any Person) that provides services or products to any current or former customer of the Company or its Affiliates that are similar to or competitive with the services or products provided by the Company or its Affiliates to such current or former customers or (z) any activity that is in competition with the Company’s Business or any other business of the Company or any of its Subsidiaries; provided that nothing in this Section 5 shall be deemed to diminish, amend, affect or otherwise modify any other non-competition agreement or covenant binding on the Employee. Nothing in this Section 5(a) shall prohibit the Employee from owning securities having no more than 2% of the outstanding voting power of any publicly traded competitor, or participating as a passive investor in a private investment fund so long as such Employee does not have any active or managerial roles with respect to such investment, and such private investment fund does not own more than 2% of any publicly traded company engaged in the Company’s Business. “Restricted Period” means the period beginning on the date of this Agreement and, if the Employee’s employment is terminated on or before the Expiration Date (i) pursuant to Section 2(d)(i)(A), ending on the one (1) year anniversary of the date on which the Employee’s employment is terminated and (ii) for any reason other than provided under Section 2(d)(i)(A), ending on the two year anniversary of the date on which the Employee’s employment is terminated; provided that if the Employee’s employment is terminated before the Expiration Date pursuant to Section 2(d)(i)(A), then, in its sole discretion, the Company may change the Restricted Period to end on the two (2) year anniversary of the date on which the Employee’s employment is terminated by extending the Base Salary payable to the Employee under Section 2(d)(i)(A)(2) to twenty four (24) months following the date of termination.

(b) Nonsolicitation. The Employee agrees that during the Restricted Period, the Employee will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other Person to, contact, approach or solicit (except as so long as the Employee continues to be employed by the Company and makes such contact, approach or solicitation on behalf of the Company and excluding offspring of the Employee) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any non-union Person who is or has been employed or retained in the operation of the Business by the Company or its Affiliates during the period commencing two years prior to the date hereof and ending on the date of termination of the Restricted Period, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, supplier or other business relation of the Company or its Affiliates into any business relationship that might harm the Business, including in any manner seeking to perform work (including by the Employee or in association with any Person) for any current or former customer of the Company or its Affiliates (1) that the Employee serviced on behalf of the Company or its Affiliates or was assigned by the Company or its Affiliates to provide services to on behalf of the Company, (2) with whom the Employee otherwise interacted with, dealt with, or developed a relationship with, on behalf of the Company during the Employee’s employment with the Company; or (3) about which the Employee has received Confidential Information during the Employee’s employment with the Company.

(c) Nondisparagement. The Employee agrees not to disparage the Company, its Subsidiaries or predecessors, or their past and present investors, officers, directors or employees, or any of their Affiliates.

(d) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the Company and the Employee agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event a court of competent jurisdiction determines the Employee breached any term of provision of this Section 5, the Employee consents to the court extending the duration of the non-competition provisions contained in this Section 5 to compensate the Company for the time period the Employee was in violation of such provisions.

(e) Acknowledgements. The Employee acknowledges and agrees that (i) his agreement to adhere to the restrictions in this Section 5 is ancillary to, and necessary to enforce, the mutual confidentiality and non-disclosure agreements in Section 3 of this Agreement; (ii) his obligation to comply with the restrictions in this Section 5 shall be independent of any obligation owed to him by the Company or its Affiliates (whether under this Agreement or otherwise); (iii) no claim against the Company or its Affiliates by the Employee (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its Affiliates of the restrictions in this Section 5; and (iv) the restrictions in this Section 5 are reasonable and necessary and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests.

(f) Representations and Warranties. The Employee represents, warrants, acknowledges and agrees that: (i) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (ii) that he has the right to consult with legal counsel regarding this Agreement and did indeed consult with legal counsel with regard to this Agreement; (iii) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; and (iv) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement. The Employee and the Company stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties expressly shall survive the execution of the Agreement indefinitely.

6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

NCS Multistage Holdings, Inc.

19450 State Highway 249, Suite 200

Houston, TX 77070

Email: ktrautner@ncsmultistage.com

To: Kevin Trautner, General Counsel

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges, LLP

100 Federal Street, Floor 34

Boston, Massachusetts 02110

Fax: 617-772-8333

Email: Marilyn.French@weil.com

Attention: Marilyn French

To the Employee:

Wade Bitter

c/o NCS Multistage, LLC

19450 State Highway 249

Houston, TX 77070

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

7. Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(b) Complete Agreement. This Agreement and the attached General Release embody the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way (including, but not limited to the Prior Agreement).

(c) [This provision is intentionally left blank.]

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective successors and assigns; provided that the services provided by the Employee under this Agreement are of a personal nature and rights and obligations of the Employee under this Agreement shall not be assignable, assigned or delegated.

(f) Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a state court located in the County of Harris, Texas, with subject matter jurisdiction over the action or the United States District Court, Southern District of Texas, U.S.A. and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY: (A) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, AND (B) AGREES THAT SUIT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO OBTAIN ANY REMEDY WITH RESPECT HERETO SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, STATE OF TEXAS, U.S.A., OR THE UNITED STATES DISTRICT COURT FOR TEXAS, SOUTHERN DISTRICT, AND EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS.

(g) Remedies Upon Breach. In addition to, and not in limitation of, the provisions of Sections 3, 4 and 5 of this Agreement, the Employee agrees that any breach, or threatened breach, of this Agreement by the Employee could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations under this Agreement, without the necessity of proving irreparable damage or posting a bond.

(h) Consent and Waiver by Third Parties. The Employee hereby represents and warrants that the Employee’s employment with the Company on the terms and conditions set forth in this Agreement and the Employee’s execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Employee represents that the Employee is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of the Employee’s obligations under this Agreement or prevent the full performance of the Employee’s duties and obligations under this Agreement. The Employee also represents that this Agreement does not violate or cause a violation of any judgment, order, or decree to which the Employee is subject.

(i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee.

(j) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(k) Termination of Employment. As used in this Agreement, “termination of employment” means the Employee’s “separation from service” from the employer, as that term is defined in Treasury Regulation Section 1.409A-1(h).

(l) 409A. This Agreement is intended to comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company and its subsidiaries and affiliates to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. In no event whatsoever shall the Company or its Subsidiaries or Affiliates be liable for any tax, interest or penalties that may be imposed on the Employee by Section 409A of the Code or any damages for failing to comply with Section 409A.

Each payment in a series of payments provided to the Employee pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A.

In the event that the Employee is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Employee during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Employee’s date of death, or (y) the first day of the seventh (7th) month following the Employee’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

To the extent any expense, reimbursement or in-kind benefit provided to the Employee constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit; provided, however, that the foregoing clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(m) ADVICE OF COUNSEL. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS NOT RELYING UPON THE ADVICE OF THE COMPANY OR THE COMPANY’S COUNSEL AND HAS BEEN ADVISED, AND HAS BEEN PROVIDED SUFFICIENT TIME, TO ENGAGE INDEPENDENT COUNSEL TO ASSIST THE EMPLOYEE IN EVALUATING THIS EMPLOYMENT AGREEMENT.

* * * * *

The parties have executed this Employment Agreement as of the date first written above.

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Robert Nipper
Name:	Robert Nipper
Its:	Chief Executive Officer

EMPLOYEE

/s/ Wade Bitter
Wade Bitter